Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

[    ], 2025

Decent Holding Inc.

4th Floor & 5th Floor North Zone, Dingxin Building

No. 106 Aokema Avenue,

Laishan District, Yantai, Shandong Province

People’s Republic of China 264003

Attn: Dingxin Sun, Chairman of the Board

Dear Mr. Sun:

This letter (the “Agreement”) constitutes the agreement between D. Boral Capital LLC (the “Placement Agent”) and Decent Holding Inc., an exempted company incorporated in the Cayman Islands with limited liability (collectively with its subsidiaries, the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a reasonable “best efforts” basis, in connection with the proposed offering (the “Placement”) of units (the “Units”), with each Unit consisting of (i) one (1) Class A ordinary share of the Company, par value US$0.0001 per share (the “Class A Ordinary Shares”), and (ii) two (2) warrants, each to purchase one Class A Ordinary Share (the “Warrants”, together with the Class A Ordinary Shares, the “Securities”). The Securities actually placed by the Placement Agent in the Placement are referred to herein as the “Placement Securities.” The Class A Ordinary Shares, the Warrants, and the Class A Ordinary Shares underlying the Warrants will be offered and sold under the Company’s registration statement on Form F-1 (File No. 333-[         ]) (the “Registration Statement”), with the terms of the Placement to be subject to market conditions and negotiations among the Company, the Placement Agent and the Purchasers. The documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation, a securities purchase agreement (the “Purchase Agreement”), are collectively referred to herein as the “Transaction Documents.”

The terms of the Placement are to be mutually agreed upon by the Company and purchasers signatories to the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein confers upon the Placement Agent the power or authority to bind the Company or any Purchaser, or constitutes an obligation for the Company to issue any Placement Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities, or any portion thereof, or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Securities. The sale of Placement Securities to any Purchaser will be evidenced by a Purchase Agreement between the Company and such Purchaser in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

Section 1. Representations and Warranties of the Company; Covenants of the Company.

(a) Representations of the Company. With respect to the Placement Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the date of the closing of the Placement (the “Closing Date”), hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority, Inc. (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater security holders of the Company.

(b) Covenants of the Company.

(1)	The Company covenants and agrees to continue to retain (i) an independent public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) for a period of at least three (3) years after the Closing Date and (ii) a competent transfer agent with respect to the Placement Securities for a period of three (3) years after the Closing Date.

(2)	From the date hereof until ninety (90) days after the Closing Date, the Company shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company.

Section 2. Representations of the Placement Agent. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the securities laws of each state in which an offer or sale of Placement Securities is made (unless exempt from the respective state’s broker-dealer registration requirements), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

Section 3. Compensation. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent [and/or its respective designees a cash fee of five percent (5.0%) of the gross proceeds from the offering of the Placement Securities (the “Cash Fee”). The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination is made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of that permitted by FINRA Rules or that the terms thereof require adjustment.

Section 4. Tail Financings. The Placement Agent shall be entitled to a cash fee equal to five percent (5.0%) of the gross proceeds received by the Company from any public or private offering or other financing or capital-raising transaction of any kind (a “Tail Financing”) to the extent that such financing or capital is provided to the Company by any investor actually introduced by the Placement Agent to the Company in an offering in which the Company has direct knowledge of such investor’s participation and such Tail Financing is consummated at any time during the period from June 20, 2025, to the earlier of (i) the Closing Date or (ii) the Termination Date (as hereinafter defined) (such period being the “Engagement Period”) or during the twelve (12) months following the Engagement Period. In the event of the termination by the Company of this Agreement for cause pursuant to Section 8 hereof, such termination shall eliminate any obligations of the Company with respect to fees provided by this Section 4.

Section 5. Expenses. The Company agrees to pay all costs, fees, and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the Placement, including, without limitation: (i) all expenses incident to the issuance, delivery, and qualification of the Placement Securities (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Shares; (iii) all necessary issue, transfer, and other stamp taxes in connection with the issuance and sale of the Placement Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants, and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping, and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents, and certificates of experts), the Prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees, and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Placement Securities on the Trading Market; and (viii) the fees and disbursements of counsel to the Placement Agent; provided, however, that such costs and expenses shall not exceed One Hundred Fifty Thousand Dollars ($150,000).

Section 6. Right of First Refusal. The Placement Agent shall have an irrevocable right of first refusal (the “Right of First Refusal”) until January 23, 2026, to act as exclusive financial advisor in connection with any acquisition or other effort by the Company to obtain control, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of a third party, or the sale or other transfer by the Company, whether in one or a series of transactions, of assets or securities, or any extraordinary corporate transaction, regardless of the form or structure of such transaction, or as sole bookrunning underwriter or sole placement agent, as the case may be, on any financing for the Company (each, a “Subject Transaction”), during such period, of the Company, or any successor to or any of its Subsidiaries, on terms and conditions customary to the Placement Agent for such Subject Transactions. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional underwriter and/or placement agent in a Subject Transaction without the express written consent of the Placement Agent. In the event of the termination by the Company of this Agreement for cause pursuant to Section 8 hereof, such termination shall eliminate any obligations of the Company with respect to the Right of First Refusal provided by this Section 6.

Section 7. Indemnification. To the extent permitted by law, with respect to the Placement Securities, the Company shall indemnify the Placement Agent and certain other parties with regard to the matters contemplated herein, as set forth in Annex A attached hereto, which is incorporated by reference as if fully set forth herein.

Section 8. Engagement Term. The term of this Agreement shall commence on the date hereof and end on the earliest of the following: (a) the Closing Date or (b) the date on which this Agreement is terminated by the Placement Agent or the Company pursuant to the terms hereof (the earliest of such date being the “Termination Date”), unless otherwise extended by the parties in writing. The Placement Agent may terminate this Agreement if it reasonably determines that it is unsatisfied with the results of its due diligence investigation, notwithstanding its best efforts to complete the Placement. The Company may terminate this Agreement for cause (which shall mean a material breach by the Placement Agent of this Agreement or a material failure by the Placement Agent to provide the services as contemplated by this Agreement) pursuant to and within the meaning of FINRA Rule 5110(g)(5)(B). Notwithstanding anything to the contrary contained in this Agreement, in the event that the Placement shall not be carried out for any reason whatsoever during the Term, the Company shall be obligated to pay to the Placement Agent its actual and accountable out-of-pocket expenses related to the Placement (including the fees and disbursements of the Placement Agents’ legal counsel), up to a maximum of $150,000.

Section 9. Placement Agent Information. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

Section 10. No Fiduciary Relationship. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

Section 11. Closing. The obligations of the Placement Agent, and the closing of the sale of the Placement Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent in its reasonable discretion:

(a) All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery, and validity of each of this Agreement, the Placement Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Securities have been completed or resolved in a manner reasonably satisfactory in all material respects to the Placement Agent.

(b) The Placement Agent has received from outside legal counsel, including local counsel, if applicable, to the Company such counsel’s written opinion and negative assurance letter with respect to the Placement Securities, addressed to the Placement Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

(c) The Placement Agent has received customary certificates of the Company’s executive officers (the “Officer’s Certificate”) as to, among other representations, the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s secretary (the “Secretary’s Certificate”) certifying (i) that the Company’s organizational documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; (iii) the good standing of the Company and each of the Subsidiaries (except in such jurisdictions where the concept of good standing is not applicable) and (iv) as to the incumbency of the officers of the Company. Each of the Officer’s Certificate and Secretary’s Certificate must be dated as of the Closing Date, and all documents referenced in the Secretary’s Certificate must be attached thereto.

(d) The Class A Ordinary Shares has been registered under the Exchange Act and listed, admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange as of the Closing Date, and the Placement Agent has received reasonably satisfactory evidence of such actions. The Company has not taken any action designed to, or likely to have the effect of terminating the registration of the Class A Ordinary Shares under the Exchange Act or delisting, or suspending from trading, the Class A Ordinary Shares from the Trading Market or other applicable U.S. national exchange. The Company has not received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

(e) No action or proceeding before a court of competent jurisdiction has been taken, and no statute, rule, regulation, or order has been enacted, adopted or issued by any governmental agency or body that would, as of the Closing Date, prevent the issuance or sale of the Placement Securities or materially and adversely affect the business or operations of the Company. No injunction, restraining order, or order of any other nature by any federal or state court of competent jurisdiction has been issued as of the Closing Date that would prevent the issuance or sale of the Placement Securities or materially and adversely affect the business or operations of the Company.

(f) The Company has entered into a Purchase Agreement with each of the Purchasers of the Placement Securities, and such agreements are in full force and effect and contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

(g) FINRA raised no objections to the fairness and reasonableness of the terms and arrangements of this Agreement. If requested by the Placement Agent, the Company has filed, or has authorized the Placement Agent’s counsel to file on the Company’s behalf, with FINRA all necessary materials in compliance with FINRA Rule 5110 with respect to the Placement and has paid all filing fees required in connection therewith.

(h) On the date hereof, the Placement Agent has received an executed Lock-Up Agreement from each of the Company’s officers and directors.

(i) On or before the Closing Date, the Placement Agent and counsel for the Placement Agent have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Placement Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties of the Company, or the satisfaction of any of the conditions or agreements, herein contained.

(j) On the date hereof, the Placement Agent shall have received, and the Company shall have caused to be delivered to the Placement Agent, a letter from MNP LLP (the independent registered public accounting firm of the Company addressed to the Placement Agent, dated as of the date hereof, in form and substance satisfactory to the Placement Agent. The letter shall not disclose any change in the condition (financial or other), earnings, operations, or business of the Company, which, in the Placement Agent’s sole judgment, is material and adverse and that makes it, in the Placement Agent’s sole judgment, impracticable or inadvisable to proceed with the Placement of the Securities. On the Closing Date, the Placement Agent shall have received from MNP LLP a letter dated such date, in form and substance reasonably satisfactory to the Placement Agent, to the effect that MNP LLP reaffirms the statements made in the letter furnished by them pursuant to the preceding sentences and have conducted additional procedures with respect to certain financial figures included in the Prospectus.

(k) On the date hereof and on the Closing Date, the Placement Agent shall have received from the Company a certificate by the Chief Financial Officer of the Company (“CFO Certificate”), dated as of such dates, in form and substance reasonably satisfactory to the Placement Agent.

If any of the conditions specified in this Section 11 have not been fulfilled when and as required by this Agreement, the Placement Agent may terminate this Agreement at any time on or prior to the Closing Date by giving oral or written notice to the Company. Any such oral notice must be promptly confirmed in writing.

Section 12. Governing Law, Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement is binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Each party hereto irrevocably waives personal service of process, consents to process being served in any such suit, action, or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement, and acknowledges that such service will constitute good and sufficient service of process and notice thereof. If either party commences an action or proceeding to enforce any provisions of this Agreement, then the non-prevailing party in such action or proceeding shall reimburse the prevailing party for its attorney’s fees and other costs and expenses incurred in connection with such action or proceeding.

Section 13. Entire Agreement/Miscellaneous. This Agreement together with the engagement letter agreement by and between the Placement Agent and the Company dated as of June 20, 2025 embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements, and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Securities. This Agreement may be executed in two or more counterparts, all of which, when taken together, will be considered one and the same agreement. This Agreement will become effective when each party hereto has received a counterpart hereof signed by the other party. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

Section 14. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a Business Day or later than 6:30 p.m. (New York City time) on any Business Day, (iii) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications are as set forth on the signature pages hereto.

Section 15. Press Announcements. The Company agrees that the Placement Agent may, on and after the Closing Date, reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

Section 16. Limitation of Liability. In no event shall the Placement Agent or any of its affiliates, directors, officers, employees, or controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) be liable to the Company for any incidental, indirect, special or consequential damages (including lost profits) arising out of or in connection with this Agreement, whether or not such party was advised of the possibility of such damages. The liability of the Placement Agent and such other persons hereunder shall in no event exceed the aggregate amount of fees actually received by the Placement Agent pursuant to this Agreement (excluding any reimbursable expenses).

[The remainder of this page has been intentionally left blank.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

D. BORAL CAPITAL LLC

By:
Name:	Philip Wiederlight
Title:	Chief Operating Officer

Address for notice:

590 Madison Avenue, 39th Floor

New York, New York 10022

Attn: Philip Wiederlight

Accepted and Agreed to as of the date first written above:

DECENT HOLDING INC.

By:
Name:	Dingxin Sun
Title:	Chairman of the Board

Address for notice:

4th Floor & 5th Floor North Zone, Dingxin Building
No. 106 Aokema Avenue,

Laishan District, Yantai, Shandong Province

People’s Republic of China 264003

Attn: Dingxin Sun, Chairman of the Board

Email: jsh@dxsino.com

[Signature Page to the Placement Agency Agreement]

ANNEX A: INDEMNIFICATION

The Company agrees to indemnify and hold harmless the Placement Agent and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including the Placement Agent, an “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (collectively, “Damages”), to which such Indemnified Party may become subject in connection with, relating to or arising from any transaction contemplated by this Agreement or the engagement of or performance of services by an Indemnified Party hereunder, and will reimburse each Indemnified Party for all out-of-pocket fees and expenses (“Expenses”), including the reasonable fees and expenses of counsel, as they are incurred in connection with investigating, preparing, pursuing or defending any threatened or pending subpoena, claim, action, proceeding or investigation (“Proceedings”) arising therefrom, whether or not any Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of the Indemnified Party. No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this Agreement or the engagement of or performance of services by any Indemnified Party hereunder except to the extent that the Company incurs Damages that are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with the previous paragraph of this Annex A, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party for Damages and Expenses related thereto in such proportion as is appropriate to reflect the relative benefits to the Company and/or its shareholders on the one hand, and the Placement Agent on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its shareholders and the Placement Agent in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its shareholders in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid to the Placement Agent under this Agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages and Expenses exceed the amount of fees actually received and retained by the Placement Agent under this Agreement (excluding any amounts received by the Placement Agent as reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand, or by the Placement Agent, on the other hand.

No Indemnified Party will agree to settle any Proceeding and seek indemnification or reimbursement hereunder unless such Indemnified Party obtained the Company’s consent (which consent will not be unreasonably withheld) to such settlement. The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Indemnified Party is a party thereto) in respect of which indemnification may be sought hereunder without the prior written consent of the Placement Agent (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding, (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party and (iii) does not preclude or purport to preclude the future business activities of any Indemnified Person.

In addition to any rights of indemnification or contribution set forth above, the Company agrees to reimburse each Indemnified Party for all out-of-pocket costs and expenses as they are incurred (including, without limitation, the reasonable fees and expenses of outside counsel) in connection with investigating, preparing or settling any Proceeding involving the enforcement of this Agreement or this Annex A.

The indemnity, reimbursement and contribution obligations of the Company are in addition to any liability that the Company may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification, expiration or termination of this Agreement.